Exhibit 10.58
                                                                  Execution Copy


                             SHAREHOLDERS AGREEMENT

                  SHAREHOLDERS AGREEMENT dated as of September 4, 1997, among MISYS PLC, a public limited company incorporated under the laws of England ("Purchaser"), KIRSTY, INC., a Delaware corporation and indirect wholly owned subsidiary of Purchaser ("US Parent"), DECIMAL MUSIC CORPORATION, a North Carolina corporation and direct wholly owned subsidiary of US Parent ("Merger Sub") and the individuals and other parties listed on Schedule A attached hereto (each, a "Shareholder" and, collectively, the "Shareholders").

                  WHEREAS Purchaser, US Parent, Merger Sub and Medic Computer Systems, Inc., a North Carolina corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company (the "Merger") pursuant to which each share of common stock, par value $0.01 per share, of the Company (the "Common Stock") will be converted into the right to receive cash in the amount of $35 per share, without interest (the "Merger Consideration"); and

                  WHEREAS each Shareholder owns the number of shares of Common Stock set forth opposite his or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholders after the date hereof and during the term of this Agreement (including, without limitation through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares");

                  WHEREAS, as an essential condition and inducement to their willingness to enter into the Merger Agreement, Purchaser, US Parent and Merger Sub have requested that each Shareholder enter into this Agreement, and each Shareholder has agreed to do so; and

                  WHEREAS, capitalized terms used herein without definition shall have the respective meanings specified therefor in the Merger Agreement.

                  NOW, THEREFORE, to induce Purchaser, US Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                  1. Representations and Warranties of each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Purchaser, US Parent and Merger Sub as of the date hereof in respect of himself or itself as follows:

                  (a) Authority. The Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder enforceable against such Shareholder in accordance with its terms. Neither the execution and delivery by the Shareholder of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will violate or conflict in any material respect with, result in a breach of any material provision of or constitute a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, Permit, lease, contract, agreement or other instrument, commitment or obligation to which the Shareholder is a party or by which the Shareholder is bound. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

                  (b) The Subject Shares. The Shareholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Shareholder has the

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

         sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

                  2. Representation and Warranty of Purchaser, US Parent and Merger Sub. Purchaser, US Parent and Merger Sub each hereby represents and warrants to each Shareholder that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Purchaser, US Parent and Merger Sub and constitutes the valid and binding obligation of each of Purchaser, US Parent and Merger Sub enforceable against each of Purchaser, US Parent and Merger Sub in accordance with its terms. Neither the execution and delivery by each of Purchaser, US Parent and Merger Sub of this Agreement nor the consummation by each of Purchaser, US Parent and Merger Sub of the transactions contemplated hereby will: (a) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any payment or other obligations pursuant to, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, Permit, lease, contract, agreement or other instrument, commitment or obligation to which each of Purchaser, US Parent and Merger Sub is a party, by which each of Purchaser, US Parent and Merger Sub or any of its properties is bound, or under which each of Purchaser, US Parent and Merger Sub or any of its properties is entitled to a benefit; (b) other than the filings required under the HSR Act or any Exchange Act filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; or (c) violate in any material respect any Laws applicable to each of Purchaser, US Parent and Merger Sub.

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                  3. Covenants of Each Shareholder. Until the termination of this Agreement in accordance with Section 7, each Shareholder severally and not jointly agrees as follows:

                  (a) At any meeting of Shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. Any vote cast in accordance with this Section 3(a) or in accordance with Section 3(b) shall be cast in such manner as will insure that such vote is duly counted for purposes of determining whether a quorum is present and for purposes of determining the result of such vote.

                  (b) At any meeting of Shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any Acquisition Proposal as such term is defined in Section 7.1(a) of the Merger Agreement or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Company Common Stock. The Shareholder further agrees not to enter into any agreement inconsistent with the foregoing.

                  (c) The Shareholder shall not, prior to the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, (x) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively,

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

         "Transfer"), consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger or (y) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions, provided that at any time following the record date for the Company's shareholders meeting to be called to approve the Merger, the Shareholders collectively may transfer up to 200,000 certificated Subject Shares (of which such Shareholder is the record holder) by gift, provided, further, that such transferred shares shall remain Subject Shares for purposes of Sections 3(a) and 3(b) and such transferring Shareholder shall not transfer, or enter into any other agreement with respect to, the votes attached to such transferred Subject Shares.

                  (d) Subject to the terms of Section 9, during the term of this Agreement, the Shareholder shall not, nor shall it permit any investment banker or attorney retained by, or any other adviser or representative of, such Shareholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, provided, that it is understood that this Section 3(d) will not be deemed to have been violated if in response to an unsolicited inquiry, the Shareholder states that he is subject to the provisions of this Agreement, provided further that this Section 3(d) shall not be deemed to have been violated as a result of any actions taken, or permitted to be taken by such Shareholder in his capacity as an officer or director of the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker or attorney retained by, or other adviser or representative of, such Shareholder, whether

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         or not such person is purporting to act on behalf of such Shareholder, shall be deemed to be a violation of this Section 3(d) by such Shareholder.

                  (e) Until after the Merger is consummated or the Merger Agreement is terminated, the Shareholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                  (f) Such Shareholder, and any beneficiary of a revocable trust for which such Shareholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

                  (g) (i) If the Merger Agreement shall have been terminated under circumstances where Purchaser or any affiliate of Purchaser is entitled, or may become entitled, to receive Expenses, and within one year of such termination (x) the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated or (y) an Acquisition Proposal is consummated, each Shareholder shall pay to Purchaser on demand, at the time such Acquisition Proposal is consummated, an amount equal to all profit of such Shareholder, determined in accordance with Section 3(g)(ii), from the consummation of any such Acquisition Proposal.

                  (ii) For purposes of this Section 3(g), the profit of any Shareholder from any Acquisition Proposal shall equal (x) the aggregate consideration that would have been received by such Shareholder pursuant to such Acquisition Proposal if such Shareholder held the same number of Subject Shares at the consummation of such Acquisition Proposal as he held at the time the Merger Agreement was terminated (including any consideration that would have been received in respect of any unexercised stock

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options or warrants or similar instruments held at the time the Merger Agreement was terminated), valuing any noncash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation less (y) the fair market value of the aggregate consideration that would have been issuable or payable to such Shareholder (assuming all stock options, warrants or similar instruments held by such Shareholder were exercised) if he had received the Merger Consideration pursuant to the Merger Agreement as originally executed (without giving effect to any increase in such Merger Consideration).

                  (iii) For purposes of this Section 3(g), the fair market value of any noncash consideration consisting of:

                                    (x) securities listed on a national
                           securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the twenty trading days prior to the date of determination; and

                                    (y) consideration which is other than cash
                           or securities of the form specified in clause (A) of this Section 3(g)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm, provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination, provided further, that the fees and expenses of such investment banking firm shall be borne by Purchaser. The determination of the investment banking firm shall be binding upon the parties.

                  (iv) Any payment of profit under this Section 3(g) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Purchaser and (y) if paid through a transfer of securities (with the method

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and timing of such transfer to be mutually agreed), be paid as soon as practicable through delivery of such securities, suitably endorsed for transfer, provided that the Shareholder shall be required to pay cash under this Section 3(g) to the extent cash is actually received by such Shareholder under circumstances giving rise to the obligation of such Shareholder to make payment to Purchaser under Section 3(g)(i).

                  4. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  5. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors but excepting donees of Subject Shares transferred pursuant to, and in accordance with, the terms of Section 3(c). In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Shareholder, the number of Subject Shares listed in Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Shareholder.

                  6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub, US Parent or Purchaser (or all of them) may assign, as contemplated by Section
10.3 of the Merger Agreement, in its sole discretion, any and all of its rights, interests and obligations hereunder to any affiliate, provided that Merger Sub, US Parent or Purchaser will remain liable for its

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

obligations hereunder in the event of any assignment pursuant to this Section 6. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms, provided that if the Merger Agreement has terminated under circumstances under which Expenses have become or could become payable, Sections 3(g), 4 (as it relates to the other sections of this Agreement that survive such termination), 5, 6, 7, 8, 10 and 11 shall survive until such time as Purchaser could no longer be entitled to receive a payment pursuant to Section 3(g).

                  8.  General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if hand delivered or sent by overnight courier (providing proof of delivery) to Purchaser, US Parent or Merger Sub in accordance with Section 10.2 of the Merger Agreement and to the Shareholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

                  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become

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         effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that the execution and delivery hereof by Purchaser, US Parent or Merger Sub would trigger the provisions of the North Carolina Shareholder Protection Act or the North Carolina Control Share Acquisition Act, then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

                  9. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares and nothing herein (including, without limitation, the provisions of Section 3(d)) shall limit or affect any actions taken by a Shareholder in his capacity as an officer or director of the Company.

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                  10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of North Carolina or in a North Carolina state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of North Carolina or any North Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of North Carolina or a North Carolina state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                  11. Public Announcements. Each Shareholder will consult with Purchaser before issuing, and provide Purchaser with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, NASDAQ).

                  12. Legends. Each Shareholder will, promptly after executing and delivering this Agreement, deliver to the Company (or its transfer agent, if so directed by the Company) the certificates representing the Subject Shares, which certificates (or replacements thereof) shall be returned to such Shareholder in accordance with Section 7.11

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of the Merger Agreement with the following restrictive legend placed thereon:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 4, 1997, AND, PURSUANT TO THE TERMS THEREOF, MAY NOT BE SOLD, TRANSFERRED, GIVEN, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND ARE SUBJECT TO FURTHER RESTRICTIONS REGARDING, AMONG OTHER THINGS, VOTING RIGHTS AND CERTAIN INDIRECT TRANSFERS AS SET FORTH IN SUCH SHAREHOLDERS AGREEMENT"

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                IN WITNESS WHEREOF, Purchaser, US Parent, the Merger Sub and
the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    MISYS PLC

                                    By: \s\ PSS MacPherson
                                        Name:
                                        Title:


                                    KIRSTY, INC.

                                    By: \s\ Ross Graham
                                        Name:
                                        Title:


                                    DECIMAL MUSIC CORPORATION

                                    By: \s\ Ross Graham
                                        Name:
                                        Title:

                                    \s\ John P. McConnell
                                    JOHN P. McCONNELL

                                    \s\ Alan W. Winchester
                                    ALAN W. WINCHESTER

                                    \s\ Thomas K. Skelton, Jr.
                                    THOMAS K. SKELTON JR.

                                    \s\ David Bond
                                    DAVID BOND

                                    \s\ Eric Sellers
                                    ERIC SELLERS

                                    \s\ Luanne L. Roth                  \s\ Robert C. Roth
                                    LUANNE L. ROTH                      ROBERT C. ROTH

                                    \s\ George Michael Anthony          \s\ Joann H. Anthony
                                    GEORGE MICHAEL ANTHONY             JOANN H. ANTHONY

                                    \s\ Kenneth B. Howard               \s\ Martha B. Howard
                                    KENNETH B. HOWARD                   MARTHA B. HOWARD

                                    \s\ John Corse
                                    JOHN CORSE

                                    \s\ Patrick V. Hampson
                                    PATRICK V. HAMPSON

                                    \s\ Patrick John Hampson, Jr.
                                    PATRICK JOHN HAMPSON JR.

                                    \s\ Debi Hampson
                                    DEBI HAMPSON

                                    \s\ Thomas C. Nelson                Wakefield Group Limited Partnership
                                    THOMAS C. NELSON                     By: \s\ Thomas C. Nelson, General Partner
                                                                            By: Thomas C. Nelson, President



                                   SCHEDULE A


                          ------------------- ---------------
                           Number of Shares
                             of Company          Number of
                            Common Stock        Shareholder
    Name of                Owned of Record       Options
  Shareholder
                          ------------------- ---------------

John P. McConnell           1,746,661
Alan W. Winchester             38,500            63,500
Thomas K. Skelton Jr.          14,148            28,000
David Bond                     38,180             6,000
Eric Sellers                  109,750
Luanne L. Roth                134,466             2,000
G. Michael Anthony             10,470             3,000
Kenneth B. Howard             627,210
John Corse                     10,000             4,000
Patrick V. Hampson              8,003             4,000
Patrick John Hampson Jr.            8
Debi Hampson                      158
Thomas Nelson                 564,930             4,000


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